Exhibit 99.1

Press Release

BayCom Corp Reports 2022 First Quarter Earnings of $6.5 Million

WALNUT CREEK, CA, April 21, 2022--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.5 million, or $0.51 per diluted common share, for the first quarter of 2022, compared to earnings of $5.4 million, or $0.51 per diluted common share, for the fourth quarter of 2021 and $4.5 million, or $0.40 per diluted common share, for the first quarter of 2021.

Net income for the first quarter of 2022 compared to the prior quarter increased $1.1 million, or 19.3%, primarily as a result of a $3.2 million increase in net interest income, a $1.8 million increase in noninterest income, and a $489,000 decrease in provision for loan losses, partially offset by a $4.6 million increase in noninterest expense.

Net income for the first quarter of 2022 compared to the first quarter 2021 increased $2.0 million or 43.2%, primarily as a result of a $4.3 million increase in net interest income and a $2.2 million increase in noninterest income, partially offset by a $4.2 million increase in noninterest expense.

Acquisition of Pacific Enterprise Bancorp

On February 1, 2022, the Company completed its acquisition of Pacific Enterprise Bancorp (“PEB”) pursuant to an Agreement and Plan of Merger, dated September 7, 2021 (the “Merger Agreement”), by and between BayCom and PEB. Under the terms of the Merger Agreement, PEB merged with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger. Immediately following the Merger, Pacific Enterprise Bank, a wholly-owned subsidiary of PEB, merged with and into United Business Bank, a wholly-owned subsidiary of BayCom (the “Bank Merger”), with United Business Bank as the surviving bank in the Bank Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger, BayCom paid aggregate consideration to PEB shareholders of approximately $64.4 million consisting of 3,032,632 shares of BayCom common stock and $275,000 in cash. Noninterest income for the current quarter included $1.6 million in bargain purchase gain, offset by $3.1 million of nonrecurring acquisition-related expenses included in noninterest expense related to the Company’s acquisition of PEB.

George Guarini, President and Chief Executive Officer, commented, “We are pleased with our first quarter 2022 performance and the completion of our merger with Pacific Enterprise Bank. We continue to believe in our approach to expand through strategic acquisitions accompanied by moderate organic growth. Our acquisitions help us diversify our loan portfolio with seasoned loans and compliment or expand our market areas. We are encouraged by the M&A opportunities being presented to us and look forward to expanding our geographical market reach, building market penetration, and adding value for our clients and our shareholders in 2022.”

Guarini concluded, “This quarter, in addition to our continued stock repurchases, we announced our first cash dividend to our shareholders, reaffirming the Company’s commitment to returning value to our shareholders.”

First Quarter Performance Highlights:

●	Annualized net interest margin was 3.63% for the current quarter, compared to 3.41% in the preceding quarter and 3.49% in the same quarter a year ago.
●	Annualized return on average assets was 0.98% for the current quarter, compared to 0.92% in preceding quarter and 0.81% in the same quarter a year ago.
●	Assets totaled $2.8 billion at March 31, 2022, compared to $2.4 billion at December 31, 2021 and $2.3 billion at March 31, 2021.

●	Loans, net of deferred fees, totaled $2.0 billion at March 31, 2022, compared to $1.7 billion at December 31, 2021 and $1.6 billion at March 31, 2021.
●	Nonperforming loans totaled $12.6 million or 0.63% of total loans at March 31, 2022, compared to $6.9 million or 0.41% of total loans at December 31, 2021, and $9.8 million or 0.62% of total loans at March 31, 2021.
●	The allowance for loan losses totaled $17.7 million, or 0.88% of total loans outstanding, at March 31, 2022, compared to $17.7 million, or 1.06% of total loans outstanding, at December 31, 2021, and $17.5 million, or 1.10% of total loans outstanding, at March 31, 2021. A $7,000 provision for loan losses was recorded during the current quarter compared to a $496,000 provision for loan losses in the preceding quarter, and no provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.3 billion at March 31, 2022, compared to $2.0 billion at December 31, 2021 and $1.9 billion at March 31, 2021. At March 31, 2022, noninterest bearing deposits totaled $783.1 million or 33.6% of total deposits, compared to $710.1 million or 35.8% of total deposits at December 31, 2021, and $726.1 million or 37.7% of total deposits at March 31, 2021.
●	The Company repurchased 57,177 shares of common stock at an average cost of $22.18 per share during the first quarter of 2022, compared to 5,125 shares of common stock repurchased at an average cost of $18.31 per share during the fourth quarter of 2021, and 132,123 shares repurchased at an average cost of $16.66 per share during the first quarter of 2021.
●	On February 16, 2022, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.05 per share, paid on April 15, 2022 to stockholders of record as of March 11, 2022.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at March 31, 2022.

Earnings

Net interest income increased $3.2 million, or 16.4%, to $22.4 million for the first quarter of 2022 from $19.2 million in the preceding quarter and increased $4.3 million, or 23.6%, from $18.1 million in the same quarter a year ago. The increase in net interest income between the periods reflects increases in interest income on loans and, to a lesser extent, investment securities due to increases in the average balances of these portfolios, partially offset by lower recognition of deferred loan fee income from Small Business Administration (“SBA”) loan forgiveness related to Paycheck Protection Program (“PPP”) loans. Average interest earning assets increased $258.8 million, or 11.6%, and $393.6 million, or 18.7% for the three months ended March 31, 2022 compared to the prior quarter and the same period in 2021, respectively, primarily due to increases in both average loans receivable and investment securities, partially offset by decreases in average interest-bearing deposits in banks. Average yield on interest earning assets for the three months ended March 31, 2022 was 4.03%, compared to 3.79% for the fourth quarter of 2021 and 3.91% the first quarter of 2021. The average rate paid on interest bearing liabilities for both the three months ended March 31, 2022 and December 31, 2021 was 0.64%, compared to 0.71% for the first quarter of 2021.

Interest income on loans, including fees, increased $3.2 million, or 16.1%, to $22.9 million during the three months ended March 31, 2022, compared to the prior quarter primarily as a result of a $251.3 million increase in the average loan balance and 14 basis point increase in the average yield due to higher rates earned on new loan originations and higher yielding acquired PEB loans compared to our portfolio, as well as upward adjustments on adjustable-rate loans to reflect higher market rates. The average loan balance totaled $1.9 billion for the three months ended March 31, 2022, compared to $1.6 billion for the prior quarter and the same quarter a year ago. The average yield on loans, including the accretion of the net discount for the first quarter of 2022 and deferred PPP loan fees recognized, was 4.89%, compared to 4.75% for the fourth quarter of 2021 and 4.79% for the first quarter of 2021. Interest income on loans, including fees, increased $3.7 million, or 19.5%, during the three months ended March 31, 2022, compared to the same period in 2021 primarily due to $275.8 million increase in average loan balance, as well as the higher average yield earned on loans.

Interest income on loans included $1.3 million, $409,000 and $675,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively. The balance of the net discount on these acquired loans totaled $603,000, $2.1 million, and $2.7 million at March 31, 2022, December 31, 2021, and March 31, 2021, respectively. Interest income included $1.3 million in fees earned related to PPP loans in the quarter ended March 31, 2022, compared to $1.9 million in the previous quarter and $1.2 million during the same quarter in 2021. As of March 31, 2022, total unrecognized fees on PPP loans were $735,000. Interest income also included fees related to prepayment penalties of $235,000 in the current quarter, compared to $439,000 in the previous quarter, and $562,000 in the same quarter last year.

Interest income on investment securities and interest-bearing deposits in banks increased $243,000 and $740,000 during the three months ended March 31, 2022, compared to the prior quarter and first quarter of 2021, respectively, primarily due to a $27.6 million and $68.1 million increase in the average investment securities balance, respectively, as well as a higher average yield earned on investment securities.

Interest expense increased $271,000, or 12.4%, to $2.5 million during the three months ended March 31, 2022, compared to the prior quarter and increased $264,000, or 12.1%, from the same quarter a year ago due to increases in the average balance of deposits. The average balance of deposits totaled $2.2 billion for the three months ended March 31, 2022, compared to $2.0 billion and $1.9 billion for the prior quarter and the same quarter a year ago, respectively. The average cost of funds for both the first quarter of 2022 and fourth quarter of 2021 was 0.64%, compared to 0.71% for the first quarter of 2021. The decrease in the average cost of funds during the current quarter, compared to the same period in 2021, primarily was due to lower interest rates paid on deposits. The average cost of total deposits for the first quarter of 2022 was 0.27%, compared to 0.24% for the previous quarter and 0.26% for the first quarter of 2021. The average balance of noninterest bearing deposits increased $43.7 million or 6.1% to $758.6 million for the three months ended March 31, 2022, compared to $738.6 million for the three months ended December 31, 2021 and $714.9 million for the comparable quarter a year ago.

Annualized net interest margin was 3.63% for the first quarter of 2022, compared to 3.41% for the preceding quarter and 3.49% for first quarter of 2021. During the quarter, the recognition of deferred loans fees related to PPP loans and accretion on acquired loans had a positive impact on the net interest margin, coupled with the positive impact from increases in adjustable-rate instruments due to the 25 basis point increase in the federal funds rate. The average yield on PPP loans was 5.89%, including the recognition of deferred PPP loan fees, resulting in a positive impact to the net interest margin of eight basis points during the quarter, compared to an average yield of 8.95% with a positive impact to the net interest margin of eight basis points during the previous quarter, and an average yield of 4.51% with a positive impact to the net interest margin of three basis points during the same quarter in 2021. The accretion of the net discount on acquired loans increased the average yield on loans by 21 basis points during the first quarter of 2022, compared to 15 basis points during the previous quarter, and 17 basis points during the first quarter of 2021. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the net discount declines.

Based on our review of the allowance for loan losses at March 31, 2022, the Company recorded a $7,000 provision for loan losses for the first quarter of 2022, compared to a $496,000 and no provision for loan losses in the preceding quarter and the first quarter a year ago, respectively. The provision for loan losses in the first quarter of 2022 was primarily due to new loan production.

Noninterest income for the first quarter of 2022 increased $1.8 million, or 71.2%, to $4.4 million compared to $2.6 million in the previous quarter and increased $2.2 million, or 96.6%, compared to $2.2 million for the same quarter in 2021. The increase in noninterest income for the current quarter compared to the previous quarter was primarily due to the recognition of $1.6 million in bargain purchase gain related to our acquisition of PEB, coupled with $164,000 increase in income from loan servicing fees and other fees. The increase in noninterest income for the current quarter compared to the same period in 2021 was primarily due to the $1.6 million in bargain purchase gain and a $561,000 increase in gain on sale of loans due to an increase in the volume of loans sold, partially offset by $66,000 decrease in income from our investment in SBIC fund.

Noninterest expense for the first quarter of 2022 increased $4.6 million, or 33.2%, to $18.3 million compared to $13.8 million for the fourth quarter in 2021 and increased $4.2 million, or 30.1%, compared to $14.1 million for the same quarter in 2021. Noninterest expense for the first quarter of 2022 included $3.1 million of nonrecurring acquisition-related expenses related to our PEB acquisition, which were comprised of $555,000 in salary and employee benefits, $1.1 million in data processing expenses, $725,000 in professional and legal fees, $375,000 in occupancy expense, and $347,000 in other expenses.

Excluding acquisition-related expenses for each of the periods, noninterest expense for the first quarter of 2022 increased $1.5 million, or 10.8%, compared to the prior quarter primarily due to a $1.2 million increase in salary and employee benefits as a result of normal year end salary increases and an increase in the number of full time equivalent employees, a $277,000 increase in occupancy costs for the Southern California branch acquired from PEB and annual increases in lease expense for our other locations, a $193,000 increase in other noninterest expense, partially offset by a $130,000 decrease in data processing expense. Noninterest expense for the first quarter of 2022 increased $1.2 million, or 8.2%, compared to the same quarter a year ago primarily due to an $870,000 increase in salary and employee benefits, a $236,000 increase in occupancy costs and a $340,000 increase in other noninterest expense, partially offset by a $284,000 decrease in data processing expense.

The provision for income taxes decreased $144,000 to $1.9 million for the first quarter of 2022, compared to the fourth quarter of 2021, and increased $232,000 compared to the first quarter of 2021. The decrease in income tax provision in the first quarter of 2022 compared to the prior quarter was primarily due to the non-taxable bargain purchase gain in the current quarter. The increase in income tax provision in the current quarter compared to the same quarter a year ago was due primarily to an increase in taxable income, partially offset by the non-taxable bargain purchase gain. The effective tax rate for the first quarter of 2022 was 23.0% compared to 26.8% for the fourth quarter of 2021 and 27.3% for the same quarter a year ago. The effective tax rate was lower for the first quarter of 2022 compared to the prior quarter and same quarter a year ago primarily due to the non-taxable bargain purchase gain in the current quarter.

Loans and Credit Quality

Loans, net of deferred fees, increased $339.0 million to $2.0 billion at March 31, 2022, compared to $1.7 billion at December 31, 2021, and increased $419.7 million compared to $1.6 billion at March 31, 2021. The increase in loans at March 31, 2022 compared to December 31, 2021 primarily was due to $411.6 million of loans acquired from PEB and $81.6 million of new loan originations, partially offset by $143.3 million of loan repayments, including $51.6 million in PPP loan repayments, and $10.9 million in loan sales. At March 31, 2022, there was a total of 375 PPP loans outstanding totaling $114.6 million, compared to 323 loans totaling $69.6 million at December 31, 2021. The increase from the prior quarter reflects PPP loans acquired from PEB.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $12.6 million or 0.63% of total loans at March 31, 2022, compared to $6.9 million or 0.41% of total loans at December 31, 2021, and $9.8 million or 0.62% of total loans at March 31, 2021. The increase in non-performing loans was primarily due to one $4.9 million commercial and industrial loan which was restructured and placed on non-accrual during the current quarter. The portion of nonaccrual loans guaranteed by government agencies totaled $822,000, $841,000, and $850,000 at March 31, 2022, December 31, 2021, and March 31, 2021, respectively. There was one loan totaling $117,000 that was 90 days or more past due and still accruing at March 31, 2022, compared to no loans at both December 31, 2021 and March 31, 2021. Accruing loans past due between 30 and 89 days at March 31, 2022, were $3.4 million, compared to $3.8 million at December 31, 2021, and $643,000 at March 31, 2021.

At March 31, 2022, the Company’s allowance for loan losses was $17.7 million, or 0.88% of total loans, compared to $17.7 million, or 1.06% of total loans, at December 31, 2021 and $17.5 million, or 1.10% of total loans, at March 31, 2021. The decline in the allowance for loan losses as a percentage of total loans outstanding was due to our acquisition of PEB and related acquisition accounting on those loans, as the acquired loans were recorded at their estimate fair value at acquisition and no allowance for loan losses is recorded for acquired loans. We recorded net charge-offs of $7,000 for the first quarter of 2022, compared to net charge-offs of $95,000 in the prior quarter and no charge-offs were recorded in the same quarter in 2021.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of March 31, 2022, acquired loans net of their discount, totaled $349.8 million and the remaining net discount on these acquired loans was $603,000, compared to $51.3 million of acquired loans and $2.1 million of net discounts at December 31, 2021, and $112.3 million of acquired loans and $2.7 million of net discounts at March 31, 2021. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset a premium, if any, based market interest rates on the date of acquisition. The decrease in the net discount on acquired loans from December 31, 2021 was due to a net premium on the PEB loans given the higher yielding portfolio compared to current market interest rates.

Deposits and Borrowings

Deposits totaled $2.3 billion at March 31, 2022, compared to $2.0 billion at December 31, 2021 and $1.9 billion at March 31, 2021. The increase in deposits from the prior quarter is primarily attributable to the deposits acquired from PEB. At March 31, 2022, noninterest bearing deposits totaled $783.1 million or 33.6% of total deposits, compared to $710.1 million or 35.8% of total deposits at December 31, 2021, and $726.1 million or 37.7% at March 31, 2021.

At March 31, 2022 and December 31, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.4 million compared to $8.3 million at March 31, 2021. At March 31, 2022, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.6 million compared to $63.5 million and $63.4 million at December 31, 2021 and March 31, 2021, respectively.

At both March 31, 2022, and December 31, 2021, the Company had no other borrowings outstanding, compared to $5.0 million of FHLB advances outstanding at March 31, 2021.

Shareholders’ Equity

Shareholders’ equity totaled $324.7 million at March 31, 2022, compared to $262.6 million at December 31, 2021, and $254.6 million at March 31, 2021. The increase from the prior period was primarily due to issuance of stock related to our acquisition of PEB and net income, partially offset by the repurchases of $1.3 million of common stock and $685,000 of accrued cash dividends payable. In addition, shareholder’s equity was adversely impacted by a $7.0 million decrease in accumulated other comprehensive income resulting in a $4.8 million loss related to an increase in the unrealized loss on available for sale securities reflecting the increase in market interest rates during the current quarter. At March 31, 2022, 685,355 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the effect of the COVID-19 pandemic on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate clients, including economic activity, employment levels and market liquidity; expected revenues, cost savings, synergies and other benefits from our recent acquisition of PEB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income
Loans, including fees	$22,927	$19,751	$19,193
Investment securities and interest bearing deposits in banks	1,608	1,365	868
FHLB dividends	149	148	99
FRB dividends	121	117	112
Total interest and dividend income	24,805	21,381	20,272
Interest expense
Deposits	1,470	1,201	1,206
Subordinated debt	896	896	895
Other borrowings	86	84	87
Total interest expense	2,452	2,181	2,188
Net interest income	22,353	19,200	18,084
Provision for loan losses	7	496	—
Net interest income after provision for loan losses	22,346	18,704	18,084
Noninterest income
Gain on sale of loans	1,137	1,090	576
Service charges and other fees	630	584	604
Loan servicing fees and other fees	574	410	529
Income on investment in SBIC fund	197	253	263
Gain on sale of OREO	—	—	36
Bargain purchase gain	1,665	—	—
Other income and fees	196	232	229
Total noninterest income	4,399	2,569	2,237
Noninterest expense
Salaries and employee benefits	10,310	8,603	8,885
Occupancy and equipment	2,426	1,774	1,815
Data processing	2,273	1,330	1,484
Other expense	3,312	2,048	1,901
Total noninterest expense	18,321	13,755	14,085
Income before provision for income taxes	8,424	7,518	6,236
Provision for income taxes	1,936	2,080	1,704
Net income	$6,488	$5,438	$4,532

Net income per common share:
Basic	$0.51	$0.51	$0.40
Diluted	0.51	0.51	0.40

Weighted average shares used to compute net income per common share:
Basic	12,646,981	10,683,702	11,273,604
Diluted	12,646,981	10,683,702	11,273,604

Comprehensive (loss) income
Net income	$6,488	$5,438	$4,532
Other comprehensive (loss) income:
Change in unrealized loss on available-for-sale securities	(9,761)	(458)	(1,101)
Deferred tax benefit	2,809	132	316
Other comprehensive loss, net of tax	(6,952)	(326)	(785)
Comprehensive (loss) income	$(464)	$5,112	$3,747

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At March 31, 2022, December 31, 2021, March 31, 2021

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2022	2021	2021
Assets
Cash and due from banks	$35,532	$21,178	$34,475
Federal funds sold	391,667	358,509	423,264
Cash and cash equivalents	427,199	379,687	457,739
Interest bearing deposits in banks	3,336	3,585	6,971
Investment securities available-for-sale	184,673	174,435	111,147
Federal Home Loan Bank ("FHLB") stock, at par	10,679	8,385	7,737
Federal Reserve Bank ("FRB") stock, at par	8,547	7,650	7,617
Loans held for sale	970	6,470	4,606
Loans, net of deferred fees	2,003,928	1,664,890	1,584,202
Allowance for loans losses	(17,700)	(17,700)	(17,500)
Premises and equipment, net	14,257	14,370	14,982
Other real estate owned ("OREO")	21	21	186
Core deposit intangible	6,750	6,489	7,848
Cash surrender value of bank owned life insurance policies, net	21,736	21,590	21,075
Right-of-use assets	13,645	12,127	12,168
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	39,133	29,860	30,587
Total Assets	$2,756,012	$2,350,697	$2,288,203

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$783,110	$710,137	$726,119
Interest bearing deposits
Transaction accounts and savings	1,089,774	916,379	835,644
Premium money market	146,662	136,563	129,470
Time deposits	310,849	222,160	236,738
Total deposits	2,330,395	1,985,239	1,927,971
Other borrowings	—	—	5,000
Junior subordinated deferrable interest debentures, net	8,423	8,403	8,343
Subordinated debt, net	63,584	63,542	63,414
Salary continuation plans	4,517	4,393	4,100
Lease liabilities	14,177	12,657	12,398
Interest payable and other liabilities	10,262	13,856	12,427
Total liabilities	2,431,358	2,088,090	2,033,653

Shareholders’ Equity
Common stock, no par value	220,581	157,385	166,028
Retained earnings	108,859	103,056	86,897
Accumulated other comprehensive (loss) income, net of tax	(4,786)	2,166	1,912
Total shareholders’ equity	324,654	262,607	254,550
Total Liabilities and Shareholders’ Equity	$2,756,012	$2,350,697	$2,288,203

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2022	2021	2021
Performance Ratios:
Return on average assets (1)	0.98%	0.92%	0.81%
Return on average equity (1)	8.50	8.33	7.10
Yield on earning assets (1)	4.03	3.79	3.91
Rate paid on average interest bearing liabilities	0.64	0.64	0.71
Interest rate spread - average during the period	3.39	3.15	3.20
Net interest margin (1)	3.63	3.41	3.49
Loan to deposit ratio	85.99	83.86	82.17
Efficiency ratio (2)	68.48	63.19	69.31
Charge-offs, net	$7	$95	$—

Per Share Data:
Shares outstanding at end of period	13,677,729	10,680,386	11,187,461
Average diluted shares outstanding	12,646,981	10,683,702	11,273,604
Diluted earnings per share	$0.51	$0.51	$0.40
Book value per share	23.74	24.59	22.75
Tangible book value per share (3)	20.40	20.34	18.58

Asset Quality Data:
Nonperforming assets to total assets (4)	0.46%	0.29%	0.44%
Nonperforming loans to total loans (5)	0.63%	0.41%	0.62%
Allowance for loan losses to nonperforming loans (5)	141.02%	256.98%	177.86%
Allowance for loan losses to total loans	0.88%	1.06%	1.10%
Classified assets (graded substandard and doubtful)	$16,341	$13,062	$16,319
Total accruing loans 30‑89 days past due	3,406	3,832	643
Total loans 90 days past due and still accruing	117	—	—

Capital Ratios (6):
Tier 1 leverage ratio - Bank	11.77%	10.87%	10.52%
Common equity tier 1 - Bank	16.03%	14.60%	15.14%
Tier 1 capital ratio - Bank	16.03%	14.60%	15.14%
Total capital ratio - Bank	16.92%	15.65%	16.32%
Equity to total assets at end of period	11.80%	11.17%	11.12%

Loans:
Real estate	$1,665,799	$1,407,860	$1,251,648
Non-real estate	326,838	254,131	330,066
Nonaccrual loans	12,434	6,888	9,839
Mark to fair value at acquisition	(603)	(2,086)	(2,706)
Total Loans	2,004,469	1,666,793	1,588,847
Net deferred fees on loans (7)	(541)	(1,903)	(4,645)
Loans, net of deferred fees	$2,003,928	$1,664,890	$1,584,202

Other Data:
Number of full service offices	34	33	34
Number of full-time equivalent employees	352	307	308

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $735,000, $2.0 million and $4.4 million as of March 31, 2022, December 31, 2021, and March 31, 2021, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2022	2021	2021

Tangible Book Value:
Total common shareholders’ equity	$325,339	$262,607	$254,550
less: Goodwill and other intangibles	45,588	45,327	46,686
Tangible common shareholders’ equity	$279,751	$217,280	$207,864

Total assets	$2,756,012	$2,350,697	$2,288,203
less: Goodwill and other intangibles	45,588	45,327	46,686
Total tangible assets	$2,710,424	$2,305,370	$2,241,517

Tangible equity to tangible assets	10.32%	9.42%	9.27%
Average equity to average assets	11.57%	11.05%	11.41%
Tangible book value per share	$20.45	$20.34	$18.52

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp